Exhibit 99.1
American Commercial Lines Announces Executive Appointment
Jeffersonville, Ind., March 19/PR Newswire-FirstCall/ — American Commercial Lines Inc. (NASDAQ: ACLI) (“ACL” or the “Company”) The Board of Directors of American Commercial Lines Inc. today announced the appointment of Thomas R. Pilholski to the position of Senior Vice President and Chief Financial Officer of the Company. Mr. Pilholski, a CPA, has previously served as Chief Financial Officer of several public companies and has over 20 years of experience in senior financial roles.
Commenting on this appointment, Michael P. Ryan, American Commercial Line’s President and CEO stated, “Tom is a great addition to the Company’s senior leadership team. Tom brings to ACL the technical expertise of a seasoned CFO, as well as the practical experience of a successful businessman. We look forward to his leadership of the finance team as we advance our business model.”
Most recently, Mr. Pilholski served as Chief Executive Officer for S3I, LLC, a late stage development company for sensor technology. Prior positions included serving as Senior Vice President and Chief Financial Officer for Eagle Picher Incorporated, a diversified manufacturer of advanced technology and industrial products; Chief Financial Officer for Honeywell Consumer Products Group; and Vice President Finance of the Zimmer Orthopedic Implant Division of Zimmer, Inc., a subsidiary of Bristol-Myers Squibb Co.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $1 billion in revenues and approximately 3,300 employees as of December 31, 2007. For more information about American Commercial Lines Inc. visit www.aclines.com.
Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s filings with the SEC, including the Form 10-K for the year ended December 31, 2007. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.